Exhibit 99.1

CHARTER COMMUNICATIONS NAMES FRONTIER CEO NICK JEFFERY CHIEF OPERATING OFFICER

STAMFORD, Conn. – Feb. 25, 2026 - Charter Communications, Inc. (NASDAQ: CHTR) today announced the appointment of Nick Jeffery as its Chief Operating Officer. Jeffery will lead Marketing and Sales, Field Operations, and Customer Operations across Spectrum’s residential and business Seamless Connectivity and Entertainment services. Based in Stamford, Jeffery will begin on September 1, 2026.

In his new role as Chief Operating Officer, Jeffery will work closely as part of Charter’s senior leadership team to build on the company’s assets, enhance its service reputation and industry-leading Customer Commitment, and deliver growth through operational innovation and customer-centric execution across the Company’s 41-state footprint.

“Nick’s leadership, growth mindset and operational expertise combined with his proven ability to improve customer service across residential, mobile, and B2B markets make him the ideal person to help accelerate Spectrum’s next phase of growth,” said Chris Winfrey, President & Chief Executive Officer, Charter Communications, to whom he will report.

“He successfully reinvented the consumer and business services reputation of both Frontier and Vodafone by systematically strengthening the customer experience and implementing innovative go-to-market strategies that delivered significant revenue, profitability and customer growth. His experience will be a real asset to our Company, and I welcome Nick to the team as we continue to position Spectrum as America’s most reliable and affordable connectivity provider.”

Jeffery joins Charter from Frontier Communications, where he has most recently served as President and Chief Executive Officer since 2021, leading the company’s transformation from bankruptcy to sustained revenue growth, expansion of fiber network passings, and rapid improvement in customer satisfaction, including a 60-point swing in its customer Net Promoter Score (NPS).

Prior to Frontier, Jeffery served as Chief Executive Officer of Vodafone UK from 2016, where he led a multi-year turnaround, returning Vodafone’s home market in the UK to mobile and broadband revenue, and EBITDA and cash flow growth, underpinned by NPS market leadership.

With more than three decades of executive experience across global telecommunications markets, Jeffery is recognized for driving operational transformation, strengthening customer relationships, directing consumer marketing strategies and delivering results across diverse market environments — skills that directly align with Charter’s priorities for operational excellence and customer-first service.

“I am honored to join a connectivity leader at such an exciting moment in its evolution,” said Jeffery. “Spectrum has winning assets with its fully deployed converged network, industry leading video strategy and meaningful investments in network and customer service operations that provide a foundation for further growth. I look forward to partnering with this talented executive team to continue to improve the customer experience, operational performance, and growth across the business.”

Spectrum continues to invest in its network to meet the evolving needs of its customers. With a growing suite of broadband, TV, mobile and voice services delivered over its Fiber Broadband Network infrastructure, Spectrum remains focused on affordable connectivity, innovation, reliability, and operational excellence as core pillars of its strategy.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to 58 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information can be found at corporate.charter.com.

Contacts:

Media
Cameron Blanchard, cameron.blanchard@charter.com
Investor Relations
Stefan Anninger, stefan.anninger@charter.com